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                    CATALINA LIGHTING, INC. AND SUBSIDIARIES

                                   EXHIBIT 11

          SCHEDULE OF COMPUTATION OF DILUTED EARNINGS (LOSS) PER SHARE

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
                                                                 Years ended September 30,
                                                      ----------------------------------------------
                                                          2001             2000             1999
                                                      ------------     ------------     ------------
Net income (loss)                                     $(18,347,000)    $  2,845,000     $  6,489,000

Interest on convertible subordinated notes, net of
  income taxes                                                  --          250,000          424,000
                                                      ------------     ------------     ------------

Net income (loss) for diluted earnings
  per share                                           $(18,347,000)    $  3,095,000     $  6,913,000
                                                      ============     ============     ============

Weighted average number of common shares
  outstanding for the year                               9,622,000        7,607,000        7,252,000

Weighted average number of shares repurchased
    for the year                                          (642,000)        (533,000)        (197,000)

Shares issuable upon conversion of convertible
  subordinated notes                                            --          748,000        1,138,000

Common equivalent shares determined
   using the "Treasury Stock" method
   representing shares issuable upon exercise
   of stock options and warrants and shares
   issuable under contractual agreements                        --          597,000          495,000
                                                      ------------     ------------     ------------

Weighted average number of shares
  used in calculation of diluted earnings (loss)
  per share                                              8,980,000        8,419,000        8,688,000
                                                      ============     ============     ============

Diluted earnings (loss) per share                     $      (2.04)    $       0.37     $       0.80
                                                      ============     ============     ============
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